                                                                     EXHIBIT 2.1

           _________________________________________________________


                         AGREEMENT AND PLAN OF MERGER


                          DATED AS OF APRIL 13, 1998


                                     AMONG

                         PARAGON HEALTH NETWORK, INC.

                         PARAGON ACQUISITION SUB, INC.

                                      AND

                          MARINER HEALTH GROUP, INC.


           _________________________________________________________

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I CERTAIN DEFINITIONS................................................ 2
 Section 1.01 Certain Definitions............................................ 2
ARTICLE II  THE MERGER....................................................... 3
 Section 2.01 The Merger..................................................... 3
 Section 2.02 Consummation of the Merger..................................... 3
 Section 2.03 Effects of the Merger.......................................... 3
 Section 2.04 Certificate of Incorporation and Bylaws........................ 3
 Section 2.05 Directors and Officers......................................... 4
 Section 2.06 Conversion of Shares........................................... 4
 Section 2.07 Conversion of Common Stock of Sub.............................. 4
 Section 2.08 Further Assurances............................................. 4
 Section 2.09 Stockholders' Meetings......................................... 4
 Section 2.10 Rights Under Stock Plans....................................... 5
 Section 2.11 Exchange of Certificates....................................... 6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................... 8
 Section 3.01 Organization and Qualification................................. 8
 Section 3.02 Capitalization................................................. 8
 Section 3.03 Authority...................................................... 8
 Section 3.04 Absence of Certain Changes.....................................10
 Section 3.05 Reports........................................................10
 Section 3.06 Information Supplied...........................................11
 Section 3.07 Consents and Approvals; No Violations..........................11
 Section 3.08 Brokers........................................................12
 Section 3.09 Employee Benefit Matters.......................................12
 Section 3.10 Litigation, etc................................................14
 Section 3.11 Tax Matters....................................................15
 Section 3.12 Compliance with Law............................................15
 Section 3.13 Environmental Compliance.......................................15
 Section 3.14 Insurance......................................................16
 Section 3.15 Opinion of Financial Advisor...................................16
 Section 3.16 State Takeover Laws............................................16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUB..........17
 Section 4.01 Organization and Qualification.................................17
 Section 4.02 Capitalization.................................................17
 Section 4.03 Authority......................................................18
 Section 4.04 Absence of Certain Changes.....................................18
 Section 4.05 Reports........................................................19
 Section 4.06 Information Supplied...........................................19
 Section 4.07 Consents and Approvals; No Violation...........................19
 Section 4.08 Brokers........................................................20
 Section 4.09 Employee Benefit Matters.......................................20
 Section 4.10 Litigation, etc................................................23
 Section 4.11 Tax Matters....................................................23
 Section 4.12 Compliance with Law............................................23
 Section 4.13 Environmental Compliance.......................................24
 Section 4.14 Insurance......................................................24

 Section 4.15 Opinion of Financial Advisor........................................................... 24
 Section 4.16 State Takeover Law..................................................................... 24
ARTICLE V COVENANTS.................................................................................. 25
 Section 5.01 Conduct of Business.................................................................... 25
 Section 5.02 No Solicitation by the Company......................................................... 27
 Section 5.03 No Solicitation by Parent.............................................................. 28
 Section 5.04 Access to Information.................................................................. 29
 Section 5.05 Commercially Reasonable Efforts; Other Actions......................................... 29
 Section 5.06 Indemnification and Insurance.......................................................... 30
 Section 5.07 Employee Plans and Benefits and Employment Contracts................................... 31
 Section 5.08 Proxy Statement and S-4................................................................ 32
 Section 5.09 Notification of Certain Matters........................................................ 32
 Section 5.10 Agreements of Rule 145 Affiliates...................................................... 32
 Section 5.11 Stock Exchange Listings................................................................ 32
 Section 5.12 Rights Agreement....................................................................... 32
 Section 5.13 Takeover Laws.......................................................................... 33
 Section 5.14 Employee Stock Purchase Plan........................................................... 33
 Section 5.15 Financing.............................................................................. 33
 Section 5.16 Board of Designees..................................................................... 33
 Section 5.17 Parent By-laws......................................................................... 33
 Section 5.18 No Amendments.......................................................................... 34
ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER.................................................. 34
 Section 6.01 Conditions to Each Party's Obligation to Effect the Merger............................. 34
 Section 6.02 Additional Conditions to the Company's Obligation to Effect the Merger................. 34
 Section 6.03 Additional Conditions to the Parent's and the Sub's Obligations to Effect the Merger... 35
ARTICLE VII TERMINATION; AMENDMENT; WAIVER........................................................... 36
 Section 7.01 Termination............................................................................ 36
 Section 7.02 Effect of Termination.................................................................. 37
 Section 7.03 Amendment.............................................................................. 38
 Section 7.04 Extension; Waiver...................................................................... 38
ARTICLE VIII MISCELLANEOUS........................................................................... 38
 Section 8.01 Survival of Representations and Warranties............................................. 38
 Section 8.02 Entire Agreement; Assignment........................................................... 38
 Section 8.03 Enforcement of the Agreement; Jurisdiction............................................. 39
 Section 8.04 Validity............................................................................... 39
 Section 8.05 Notices................................................................................ 39
 Section 8.06 Governing Law.......................................................................... 40
 Section 8.07 Descriptive Headings................................................................... 40
 Section 8.08 Parties in Interest.................................................................... 40
 Section 8.09 Counterparts........................................................................... 40
 Section 8.10 Fees and Expenses...................................................................... 40
 Section 8.11 Press Releases......................................................................... 40
 Section 8.12 Obligation of the Parent............................................................... 41
 Section 8.13 Facsimile Signatures................................................................... 41

EXHIBITS
--------

Exhibit A-   Company Option Agreement
Exhibit B-   Parent Option Agreement
Exhibit C-   Company Voting Agreement
Exhibit D-   Parent Voting Agreement
Exhibit E-   Rights Agreement Amendment
Exhibit F-   Form of Bylaw Amendment

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 13, 1998, among Paragon Health Network, Inc., a Delaware corporation (the "Parent"), Mariner Health Group, Inc., a Delaware corporation (the "Company"), and Paragon Acquisition Sub, Inc., a Delaware corporation wholly owned by Parent (the "Sub").

                                   RECITALS

     WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of their respective stockholders for Sub to merge with and into the Company (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law ("DGCL") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of each of Parent and the Company has adopted resolutions approving the Merger of Sub with and into the Company, in accordance with applicable Delaware law upon the terms and subject to the conditions set forth herein, and Parent's Board of Directors has agreed to recommend that Parent's stockholders approve the issuance of Parent Common Stock (as defined below) pursuant to this Agreement and the Company's Board of Directors has agreed to recommend that the Company's stockholders approve the Merger and this Agreement;

     WHEREAS, Parent and the Company have agreed (subject to the terms and conditions of this Agreement), as soon as practicable following the approval by the stockholders of the Company and Parent, to effect the Merger as more fully described herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Board of Directors of the Company has determined that it is appropriate, simultaneously with the execution and delivery of this Agreement, to grant Parent an option (the "Company Option Agreement") and the Board of Directors of the Parent has determined that it is appropriate, simultaneously with the execution and delivery of this Agreement, to grant the Company an option (the "Parent Option Agreement," and together with the Company Option Agreement, the "Option Agreements") copies of which are attached hereto as Exhibits A and B, to acquire such number of shares of Company Common Stock (in the case of the Company Option Agreement) and Parent Common Stock (in the case of the Parent Option Agreement), as equals 19.9% of the total number of shares of Company Common Stock or Parent Common Stock issued and outstanding as of the time of exercise of the rights set forth in such agreements;

     WHEREAS, concurrent with the execution of this Agreement, Parent, Sub and certain stockholders of the Company have executed and delivered the Company Stockholder Voting Agreement attached as Exhibit C hereto (the "Company Voting
                                         ---------
Agreement") providing for the voting of all Company Common Stock beneficially owned by such stockholders in favor of the Merger, this Agreement and the transactions contemplated hereby;

     WHEREAS, concurrent with the execution of this Agreement, the Company and certain stockholders of Parent have executed and delivered the Parent Stockholder Voting Agreement attached as Exhibit D hereto (the "Parent Voting
                                         ---------
Agreement", and, together with the Company Voting Agreement, the "Voting Agreements") providing for the voting of all Parent Common Stock beneficially owned by such stockholders in favor of the issuance of Parent Common Stock in connection with the Merger;

     WHEREAS, concurrent with the execution of this Agreement, Parent and certain stockholders of Parent (the "Apollo Stockholders") have executed and delivered that certain Amendment No. 1 to Stockholders Agreement ("Amendment to Stockholders Agreement") providing, inter alia, for certain changes in the
                                    ----- ----
rights of the Apollo Stockholders to nominate certain individuals for election to Parent's Board of Directors pursuant to that certain Stockholders Agreement (the "Stockholders Agreement") dated as of November 4, 1997 by and among Parent, the Apollo Stockholders and the other parties named therein;

     WHEREAS, concurrent with the execution of this Agreement, Apollo Management, L.P. ("Apollo Management") and certain stockholders of Parent have executed and delivered that certain Termination and Release of Proxy and Voting Agreement (the "Termination Agreement"), providing for the release of the shares of Parent Common Stock beneficially owned by Keith B. Pitts from the rights and obligations imposed by the Proxy and Voting Agreement, dated as of November 4, 1997, by and among Apollo Management and the Other Stockholders (as defined in the Stockholders Agreement); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     Section 1.01 Certain Definitions.

     For purposes of this Agreement:

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close;

     "Closing Date" shall mean the date of the Closing pursuant to Section 2.02 hereof.

     "Company Plans" shall mean the Company's 1992 Stock Option Plan, 1994 Stock Plan, 1995 Non-Employee Director Stock Option Plan and 1993 Employee Stock Purchase Plan.

     "Environmental Law" means any law, regulation, decree, judgment, permit or authorization relating to worker safety or the environment, including, without limitation, environmental pollution, contamination, cleanup, regulation and protection of the air, water or soils;

     "Environmental Liabilities and Costs" means all damages, penalties, obligations or clean-up costs assessed or levied pursuant to any Environmental Law;

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time;

     "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, (i) with respect to any event, occurrence, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "circumstance"), individually or taken together with all other circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, financial condition, results of operations or prospects of either the Company or Parent, as appropriate, and its respective Subsidiaries, taken as a whole;

     "Parent Plans" shall mean the New GranCare Replacement Plan, the New GranCare Stock Incentive Plan, the New GranCare Outside Directors Plan and the Paragon 1997 Incentive Plan.

     "Securities Act" means the Securities Act of 1933, as amended and in effect from time to time; and

     "Subsidiary" means, when used with reference to an entity, any other entity of which a majority of the outstanding voting securities or other ownership interests having ordinary voting power to elect a majority of the members of the board of directors or other governing body performing similar functions, are owned directly or indirectly by such former entity.

     "Transaction Documents" means this Agreement, the Option Agreements, the Voting Agreements, Amendment No. 1 to Stockholders Agreement and the Rights Agreement Amendment.

                                  ARTICLE II

                                  THE MERGER

     Section 2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Sub shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name Mariner Health Group, Inc. (or such other name as the parties shall agree) and shall continue its existence under the laws of Delaware. The separate corporate existence of Sub shall cease.

     Section 2.02 Consummation of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL, and shall take all such other and further actions as may be required by law to make the Merger effective as promptly as practicable. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022 (or such other place as the parties may agree) for the purpose of confirming all the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     Section 2.03 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and as set forth herein.

     Section 2.04 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and the Bylaws of Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Section 2.05 Directors and Officers. The directors of Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified.

     Section 2.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company, or the holders of any of the shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"):

     (a) Subject to Section 2.06(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into, exchanged for and represent the right to receive (without interest) one (1) (the "Exchange Ratio") share of common stock, par value $.0l per share, of Parent (the "Parent Common Stock"; hereinafter sometimes referred to as the "Merger Consideration").

     (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and cease to exist without any conversion or other consideration with respect thereto.

     Section 2.07 Conversion of Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one share of common stock of the Surviving Corporation.

     Section 2.08 Further Assurances . If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Sub or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and the Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 2.09 Stockholders' Meetings. Subject to applicable law, each of Parent and the Company, acting through its respective Board of Directors, shall, in accordance with applicable law and subject to the fiduciary duties of their respective Boards of Directors under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel: (i) duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, shall be referred to as the "Special Meetings" or "Stockholders Meetings") of its respective stockholders as soon as practicable for the purpose (in the case of the Company) of approving and adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement and approving the Merger (the "Company Stockholder Approval") or (in the case of Parent) for the purpose of approving the issuance of the Parent Common Stock in connection with the Merger (the "Parent Stockholder Approval" and together with the Company Stockholder Approval, the "Stockholder Approvals"), and (ii) include in the Proxy Statement (as defined in
Section 5.07) of each of the Company and Parent for use in connection with the Special Meeting of each of the Company and Parent, the recommendation of their respective Board of Directors that stockholders vote in favor of the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be. Parent, Sub and the Company will use commercially reasonable efforts to cause the Special Meetings to occur within forty-five (45) days after Parent and the Company have obtained from the Securities and Exchange Commission ("SEC") an order declaring effective a registration statement on Form S-4 registering under the Securities Act, the Parent Common Stock to be issued in the Merger.

     Section 2.10 Rights Under Stock Plans.

     (a) Each option to purchase shares of Company Common Stock issued pursuant to the Company's 1992 Stock Option Plan and the 1994 Stock Plan ("Cash Payment Options"), all of which issued and outstanding Cash Payment Options are set forth on Section 3.02(a) of the Company Disclosure Letter, shall, at the Effective Time, whether or not vested, constitute the right to receive, subject to required withholding, a cash payment equal to the product of (i) the average of the last reported sale prices per share of Parent Common Stock for the five trading days immediately preceding the Closing Date; provided, however, that in the event such average price is less than $20 or more than $22 then such average price shall be deemed to be (A) $20 (when such average price is less than $20) or (B) $22 (when such average price is more than $22) (the "Trailing Company Stock Price"), less the per share exercise price required by such Cash Payment Option and (ii) the number of shares subject to such Company Plan Option. Parent shall, within five business days following the Closing Date, mail to each holder of a Cash Payment Option (a "Cash Payment Optionee") a statement setting forth in reasonable detail the calculation of the amount of the payment (the "Option Settlement Payment") to be received by such Cash Payment Optionee and a form of general release pursuant to which such Cash Payment Optionee shall forever release any and all claims he or she may have against the Company, Parent or any of their respective current or former affiliates or control persons arising out of or in connection with such Cash Payment Option, which release shall be effective upon receipt by the Cash Payment Optionee of the Option Settlement Payment. Within five business days following the return of any such general release, Parent shall mail to the relevant Cash Payment Optionee a check in the amount of Option Settlement Payment to be received by such Cash Payment Optionee.

     (b) Each option to purchase shares of Company Common Stock issued pursuant to the 1995 Non-Employee Director Stock Option Plan (the "Director Options"), the Employee Stock Purchase Plan, (the "Stock Purchase Plan Options") as well as options to purchase shares of Company Common Stock granted or assumed in connection with certain historical transactions or otherwise (the "Non-Plan Options"), all of which issued and outstanding Directors Options, Stock Purchase Plan Options and Non-Plan Options (collectively, the "Assumed Options" and, together with the Cash Payment Options, the "Company Options") are set forth on
Section 3.02(a) of the Company Disclosure Letter, shall, at the Effective Time, whether or not vested, be assumed by Parent and shall constitute an option to acquire, on the same terms and conditions as were applicable under such Assumed Options, such number of shares of Parent Common Stock as is equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Assumed Options, at a price per share equal to the amount obtained by dividing the per share exercise price of such Assumed Options, by the Exchange Ratio. As soon as practicable following the Effective Time, Parent shall deliver to holders of Director Options and Non-Plan Options appropriate option agreements representing the right to acquire shares of Parent Common Stock on substantially the same terms and conditions as pertain to the outstanding Assumed Options.

     (c) (i) At the Effective Time, Parent shall assume the obligations of the Company under each warrant to purchase Company Common Stock outstanding at the Effective Time and set forth on Section 3.02(a) of the Company Disclosure Letter and thereafter, the exercise price of such warrants shall be adjusted by dividing the per share exercise price in effect prior to the Effective Time of the Merger by the Exchange Ratio (or, if the exercise price of such warrant is not specified or otherwise determinable as of the Effective Time, by making or providing for an appropriate adjustment to the exercise price at the time the exercise price shall become final in accordance with the terms of such warrant) and, upon exercise, the holder of each such warrant shall receive the number of shares of Parent Common Stock as would have been issued or delivered to the holder thereof if such holder had exercised the warrant and had received the number of shares of Company Common Stock to which such holder would have been entitled immediately prior to the Merger; (ii) prior to the Effective Time of the Merger, Parent shall deliver to the holders of such warrants an appropriate notice setting forth such holders' rights pursuant to the applicable warrant agreements with respect thereto to the extent required by the terms of the warrant agreements with respect thereto; and (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the warrants.

     (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of its Parent Common Stock for delivery upon exercise of the Assumed Options assumed in accordance with this Section
2.10. Parent shall file and cause to be effective as of the Effective Time a registration statement on Form S-8 or other appropriate form, with respect to shares of Parent Common Stock that will be subject to the Assumed Options and use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as any Assumed Options remain outstanding.

     Section 2.11 Exchange of Certificates.

     (a) As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent to act as paying agent (the "Paying Agent") for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash to be paid pursuant to Section 2.11(e) with respect to any fraction of a share of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
2.06 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.11(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the appropriate number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.11, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.11. The Paying Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

     (c) No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.11(e) until the surrender of the certificate for shares of Company Common Stock with respect to the shares of Parent Common Stock represented thereby in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificates, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in connection therewith, without interest at the time of such surrender the amount of any cash payable in lieu of a fractional share to which such holder is entitled pursuant to Section 2.11(e) and the appropriate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to whole shares of Parent Common Stock.

     (d) All shares of Parent Common Stock issued upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.11(c) or 2.11 (e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

     (e) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by average price of the last reported sale prices per share of Parent Common Stock for the five trading days immediately preceding the Closing Date.

     (f) Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.11 which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to Parent and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock.

     (g) None of Sub or the Company or Parent or the Paying Agent shall be liable to any person in respect of any cash or Parent Common Stock from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law.

     (h) The Paying Agent shall invest any cash included in the Exchange Fund for payments in lieu of fractional shares, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make the payments contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

     (i)  Parent shall pay all charges and expenses of the Paying Agent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants as of the date of this Agreement (or such other date as shall be expressly specified) to Parent and Sub as follows:

     Section 3.01 Organization and Qualification . Each of the Company and its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and other authority to own its properties and conduct its business as it is being conducted on the date hereof and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore made available to the Parent accurate and complete copies of the Certificate of Incorporation and Bylaws as currently in effect of the Company. Except as set forth in Section
3.01 of the Company Disclosure Letter, there are no provisions in the certificate of incorporations or bylaws of any Subsidiary of the Company or any agreement to which the Company or any of its Subsidiaries is bound that would limit or restrict the ability of the Company to name or remove the directors and officers of any Subsidiary of the Company following the Effective Time.

     Section 3.02 Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of which 500,000 have been designated as Series A Junior Participating Preferred Stock. As of the close of business on April 1, 1998 (the "Capitalization Date"): 29,578,704 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; and no shares of Company Common Stock were held in the Company's treasury. As of the Capitalization Date, the outstanding options to acquire Company Common Stock and all other outstanding warrants or exchangeable or convertible securities or other rights to acquire Company Common Stock were as set forth in Section 3.02(a) of the disclosure letter dated the date hereof and delivered by the Company to the Parent on the date hereof setting forth certain matters referred to in this Agreement (the "Company Disclosure Letter"), and there were outstanding rights (the "Rights Agreement Rights") under the Rights Agreement dated October 31, 1995 between the Company and State Street Bank and Trust Company (the "Rights Agreement"). A list of all outstanding options (other than the option to be granted pursuant to the Company Option Agreement), warrants, or other rights to acquire common stock of the Company as of the date hereof (including the name of each optionee and the number of shares subject to each such option) and the form of each option agreement that will be utilized to document those option grants that have not been documented as of the date hereof is included in Section 3.02(a) of the Company Disclosure Letter. Since the Capitalization Date, except as set forth in
Section 3.02(a) of the Company Disclosure Letter or in the Company SEC Reports (as defined in Section 3.05), filed prior to April 1, 1998, the Company (i) has not issued any Company Common Stock other than the issuance of shares of Company Common Stock (A) upon the exercise of options granted pursuant to the Company Plans prior to the Capitalization Date and listed on Section 3.02(a) of the Company Disclosure Letter, (B) upon the exercise of warrants or the conversion of convertible securities outstanding as of the Capitalization Date and listed on Section 3.02(a) of the Company Disclosure Letter or (C) pursuant to the Company's 1993

Employee Stock Purchase Plan, (ii) has not granted any options or rights to purchase or acquire Company Common Stock (under the Company's employee benefit plans or otherwise) other than the Company Option Agreement, and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for the Company Option Agreement or as set forth in this Section 3.02 or in Section 3.02(a) of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, there are outstanding: (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options, warrants, rights (including preemptive rights) or other agreements or commitments to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and no obligation of the Company to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as set forth in Section 3.02(a) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.02(a) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

     (b) Except as set forth in Section 3.02(b) of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, the Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except as set forth in Section 3.02(b) of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, there are no outstanding
(i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, or (ii) options, warrants, rights, (including preemptive rights) or other agreements or commitments to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, or any other obligation of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). Except as set forth in Section 3.02(b) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     Section 3.03 Authority. The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated by such agreements. The execution and delivery of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated by such agreements have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize such documents or to consummate the transactions so contemplated, other than the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock. The Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming such documents constitute a valid and binding obligation of each of the other parties thereto, each such Transaction Document to which the Company is a party constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

     Section 3.04 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to April 1, 1998 or in Section 3.04 of the Company Disclosure Letter, since December 31, 1997 (i) the Company and its Subsidiaries have not suffered any Material Adverse Effect, (ii) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses only in the ordinary course consistent with past practice except in connection with the negotiation and execution and delivery of the Transaction Documents to which the Company is a party and (iii) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of Company Common Stock or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Company Securities or Subsidiary Securities; or (b) any action by the Company which if taken after the date hereof would constitute a breach of Section 5.01(a) hereof. Except as disclosed in the Company SEC Reports filed prior to April 1, 1998 or in Section 3.04 of the Company Disclosure Letter, since December 31, 1997, there has not been any change by the Company in accounting methods, principles or practices, except to the extent required by the SEC or United States generally accepted accounting principles.

     Section 3.05 Reports.

     (a) Except as disclosed in Section 3.05 of the Company Disclosure Letter, since January 1, 1996, the Company has timely filed with the SEC all forms, reports and documents required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have heretofore been filed or are hereafter filed (the "Company SEC Reports") have complied or will comply in form as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules promulgated thereunder applicable thereto. Since January 1, 1996, none of the Company SEC Reports, at the time filed, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) As of their respective dates, the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports were prepared (or will have been prepared) in all material respects in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods therein indicated (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of the Company, and the consolidated results of operations and changes in consolidated financial position or cash flows for the periods presented therein, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein which would not have a Material Adverse Effect.

     (c) As of December 31, 1997, to the knowledge of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, except as reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Reports filed prior to April 1, 1998 or as set forth in the Company Disclosure Letter.

     Section 3.06 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Company and included or incorporated by reference in the Proxy Statement, as supplemented if necessary, will, at the date mailed to stockholders of the Company, or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the time of such meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement, insofar as it relates to other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.07 Consents and Approvals; No Violations. Except as set forth in
Section 3.07 of the Company Disclosure Schedule, the execution and delivery of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated by such Transaction Documents will not (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of the Company or its Subsidiaries; (ii) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the HSR Act,
(B) pursuant to the Securities Act or the Exchange Act, (C) in connection with the consummation of the Merger pursuant to the DGCL, (D) any applicable filings under state securities, blue sky or "takeover" laws, (E) consents, approvals, authorizations or filings under laws of jurisdictions outside the United States,
(F) consents, approvals, authorizations, permits, filings or notifications required by local, state and federal regulatory agencies, commissions, boards or public authorities with jurisdiction over health care facilities and providers or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by such Transaction Documents; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party; (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by such Transaction Documents; or (v) assuming the Company obtains or makes such consents, approvals, acknowledgments, permits or filings as the case may be referenced in
Section 3.07(ii), violate any order, writ, injunction, decree, statutes (including, without limitation, state laws governing "business combinations," "moratorium," "control share" or other state antitakeover statute or regulations) rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

     Section 3.08 Brokers. No broker, finder or investment banker (other than BT Alex. Brown Incorporated) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or such transactions contemplated hereby based upon agreements made by or on behalf of the Company.

     Section 3.09 Employee Benefit Matters.

     (a) For purposes of this Agreement, the term "Plan" shall refer to the following maintained by the Company, Parent, the Sub or any of their Subsidiaries or any of their respective ERISA Affiliates (as defined below), or with respect to which the Company, the Parent, the Sub or any of their Subsidiaries or any of their respective ERISA Affiliates contributes or has any obligation to contribute or has any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement): any plan, program, arrangement, agreement or commitment, whether written or oral, which is an employment, consulting, deferred compensation or change-in-control agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, change-in-control, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, written or oral, including, without limitation, any material "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
Section 3.09(a) of the Company Disclosure Letter sets forth each employment agreement between a person and the Company or any of its Subsidiaries (other than an employment agreement terminable without liability on no more than sixty
(60) days' notice).

     (b) Except as set forth in Section 3.09(b) of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, none of the Company, its Subsidiaries nor any of their respective ERISA Affiliates maintains or contributes to, nor since January 1, 1992 have they maintained or contributed to any:

          (A)  defined benefit plan subject to Title IV of ERISA;

          (B) any other material employee benefits plan as defined in Section 3(3) of ERISA; or

          (C) "Multiemployer plan" as defined in Section 4001 of ERISA.

     (c) No event has occurred and no condition or circumstance currently exists in connection with which the Company, any of its Subsidiaries, their respective ERISA Affiliates or any Plan, directly or indirectly, would be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan which would have a Material Adverse Effect.

     (d) Except as disclosed in the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, the Company does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under any plan that provides post-retirement medical or health benefits with respect to former or current employees or former or current directors of the Company, except as required by
Section 4980B of the Code.

     (e) With respect to each Plan, (A) all material payments due from the Company or any of its Subsidiaries to date have been made and all material amounts properly accrued to date or as of the

Effective Time as liabilities of the Company or any of its Subsidiaries which have not been paid have been properly recorded on the books of the Company; (B) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualification as of the date specified in Section 3.09(d) of the Disclosure Letter or has filed for such a determination letter with the Internal Revenue Service within the time permitted under Rev. Proc. 95-12 (December 29, 1994), 1995-3 IRB 24, and nothing has occurred since the date of such letter that has resulted in or is likely to result in a tax qualification defect which would have a Material Adverse Effect; and (C) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the best of Company's knowledge, threatened with respect to such Plan or against the assets of such Plan.

     (f) Except as Section 3.09(f) of the Company Disclosure Letter, as of the last day of the most recent prior plan year, the market value of assets under each employee pension benefit plan (as defined in Section 3(2) of ERISA) equated or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions). No Plan has suffered any accumulated funding deficiency within the meaning of Section 302 of ERISA and
Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any outstanding liability under Section 4971 of the Code. As of the Effective Time, all required premium payments for Plans have been made, when due, to the Pension Benefit Guaranty Corporation ("PBGC"), and all required premium payments for the Plans for plan years commencing in the plan year which would include the Effective Time of the Merger have been made to the PBGC. No event or condition exists with respect to any Plan which could be deemed a "reportable event" as defined in Section 4043 of ERISA, with respect to which the 30-day notice requirement has not been waived and which could result in a liability, and no condition exists which would subject the Company to fine under Section 4071 of ERISA. There is no lien upon any property of the Company or any ERISA Affiliate outstanding pursuant to Section 4068 of ERISA in favor of the PBGC. There is no lien upon any property of the Company or any ERISA Affiliate outstanding pursuant to Code Section 412(n) in favor of any Plan and no assets of the Company or any ERISA Affiliate have been provided as security for any Plan pursuant to Code Section 401(a)(29).

     (g) The Company has made available to the Parent, with respect to each Plan for which the following exists:

          (A) A copy of the most recent annual report on Form 5500, with respect to such Plan including any Schedule B thereto;

          (B) A copy of the current Summary Plan Description, together with each current Summary of Material Modifications with respect to such Plan and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan; and

          (C) If the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

     (h) Except as disclosed in Section 3.09(h) the Company Disclosure Letter or the Company's SEC Reports filed prior to April 1, 1998, the Company and each ERISA Affiliate has made fully and timely payment of all amounts required to be contributed under the terms of each Plan and applicable law or required to be paid as expenses under such Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Plan. The assets of all Plans which are required under applicable laws to be held in trust are in fact held in trust. The liabilities of each other plan are properly and accurately reported on the financial statements and records of the Company. The assets of each Plan are reported at their fair market value, as determined based on the most recent valuation of such assets, on the books and records of each Plan.

     (i) Except as disclosed in Section 3.09(i)of the Company Disclosure Letter or the Company SEC Reports filed prior to April 1, 1998, to the knowledge of the Company, neither the Company nor any ERISA Affiliate is subject to any material liability, tax or penalty to any person as a result of the Company's or any ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and the Company has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA.

     (j) Except as disclosed in Section 3.11 of the Company Disclosure Letter, no payment required to be made to any employee associated with the Company as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

     (k) Except as disclosed in Section 3.09(k) of the Company Disclosure Letter or the Company SEC Reports filed prior to April 1, 1998, the Company and each ERISA Affiliate have complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

     (l) Except as disclosed in Section 3.09(l) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Plan because of an acceleration or increase of any of the rights or benefits to which employees of the Company or any ERISA Affiliate may be entitled thereunder.

     (m) Except as disclosed in Section 3.09(f) of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, neither the Company nor any of its Subsidiaries has announced any Plan or has become subject to any legally binding commitment to create any additional material Plans or to make any material amendment or modification to any existing Plan, except in the ordinary course of business in accordance with its customary practices or as required by law or as necessary to maintain tax-qualified status.

     (n) For purposes of this Section 3.09, ERISA Affiliates include each corporation that is a member of the same controlled group as the Company or any of its Subsidiaries within the meaning of Section 414(b) of the Code, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries within the meaning of Section 414(c) of the Code and any member of any affiliated service group that includes the Company, any of its Subsidiaries and any of the corporations, trades or businesses described above, within the meaning of Section 414(m) of the Code.

     Section 3.10 Litigation, etc. Except as set forth in Section 3.10 of the Company Disclosure Letter or as disclosed in the Company SEC Reports filed prior to April 1, 1998, there is no pending audit, claim, action, proceeding, citizen's suit and, to the knowledge of the Company, no audit, claim, action, proceeding, citizen's suit or governmental investigation has been threatened against the Company or any of its Subsidiaries before any court or governmental or regulatory authority which, in the aggregate, (i) would have a Material Adverse Effect or (ii) would have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party. Except as set forth in Section 3.10 of the Company Disclosure Letter or as disclosed in the Company SEC Reports filed prior to April 1, 1998, neither the Company nor any Subsidiary of the Company is subject to any outstanding judicial, administrative or arbitration order, writ, injunction or decree that (i) has had a Material Adverse Effect or
(ii) would have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party.

     Section 3.11 Tax Matters. Except as set forth in Section 3.11 of the Company Disclosure Letter the Company and each of its Subsidiaries has duly filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, in the aggregate, would not have a Material Adverse Effect and such returns and reports are true, correct and complete in all material respects. The Company and each of its Subsidiaries has duly paid in full (or the Company has paid on its behalf) or made adequate provision in the Company's accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable. The most recent financial statements contained in the Company SEC Reports reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, in the aggregate, have a Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. As used in this Agreement the term "taxes" includes all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     Section 3.12 Compliance with Law. Except as set forth in Section 3.12 of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not in the aggregate have a Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, the Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their businesses as now being conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which would not in the aggregate have a Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not in the aggregate have a Material Adverse Effect.

     Section 3.13 Environmental Compliance . Except as set forth in Section 3.13 of the Company Disclosure Letter or in the Company SEC Reports filed prior to April 1, 1998, (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined in Section 1.01 hereof), except for such non-compliance which has not had and will not have a Material Adverse Effect; (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all Company Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted except for such non-compliance which has not had and will not have a Material Adverse

Effect; and (iii) neither the Company nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or proceeding indicating that the Company or any of its Subsidiaries is or may be (a) liable for a violation of any Environmental Law or
(b) liable for any Environmental Liabilities and Costs, where in each case such liability would have a Material Adverse Effect.

     Section 3.14 Insurance. Except as set forth in Section 3.14 of the Company Disclosure Letter or the Company SEC Reports filed prior to April 1, 1998, the Company and each of its Subsidiaries maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries and owning property in the same general areas in which the Company and each of its Subsidiaries conducts their businesses. The Company and each of its Subsidiaries may terminate each of its insurance policies or binders at or after the Closing and will incur no material penalties or other material costs in doing so. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has the Company or any of its Subsidiaries failed to give any material notice or present any material claim under any such policy or binders in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder, the failure of which to be paid would result in the cancellation of such policy or binder. Except as otherwise set forth in the Company SEC Reports filed prior to April 1, 1998 or in the Company Disclosure Letter, (a) there are no outstanding claims in excess of normal retentions that are not covered under any such policies or binders and, to the best knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that are not covered against or relating to the Company or any of its Subsidiaries that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to the Company or any of its Subsidiaries.

     Section 3.15 Opinion of Financial Advisor. The Company has received from a financial advisor satisfactory to the Company's Board of Directors, an opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's stockholders. Such opinion (a copy of which has been delivered to Parent) has not been withdrawn, revoked or modified.

     Section 3.16 State Takeover Laws. With respect to the Company, the Board of Directors of the Company has taken all actions necessary to render the restrictions contained in Section 203 of the DGCL, and such restrictions are inapplicable to the Transaction Documents and the transactions contemplated thereby, including without limitation the Merger and the exercise of the option granted pursuant to the Company Option Agreement.

                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUB

     The Parent and the Sub (effective upon its becoming a party hereto), jointly and severally, represent and warrant as of the date of this Agreement (or such other date as shall be expressly specified) to the Company as follows:

     Section 4.01 Organization and Qualification. Each of the Parent and the Sub is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and other authority to own its properties and conduct its business as it is being conducted on the date hereof and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Sub. The Parent has heretofore made available to the Company accurate and complete copies of the Certificates of Incorporation and Bylaws as currently in effect of the Parent and its Subsidiaries. All of the issued and outstanding capital stock of the Sub is owned directly by the Parent, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind.

     Section 4.02 Capitalization. (a) The authorized capital stock of the Parent consists of 75,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.0l (the "Preferred Stock") none of which has been designated. As of the Capitalization Date, 41,336,682 shares of Parent Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; and no shares of Parent Common Stock were held in the Parent's treasury. Since the Capitalization Date, except as set forth in Section 4.02(a) of the Parent Disclosure Letter or in the Parent SEC Reports (as defined in Section 4.05) filed prior to April 1, 1998, Parent (i) has not issued any shares of Parent Common Stock other than the issuance of shares of Parent Common Stock upon the exercise of options granted pursuant to the Parent Plans, (ii) has not granted any options, restricted stock or rights to purchase or acquire shares of Parent Common stock (under the Parent's employee benefit plans or otherwise) other than the Parent Option Agreement and options granted to newly hired officers and employees of the Parent and its Subsidiaries and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for the Parent Option Agreement or as set forth in this Section 4.02 or in Section 4.02(a) of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to April 1, 1998, there are outstanding: (i) no shares of capital stock or other voting securities of the Parent; (ii) no securities of the Parent convertible into or exchangeable for shares of capital stock or voting securities of the Parent and (iii) no options, warrants, rights (including preemptive rights), or other agreements or commitments to acquire from the Parent, and except as contemplated by this Agreement and by those matters set forth on Section 5.01(b) of the Parent Disclosure Letter), no obligation of the Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent, and no obligation of the Parent to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Parent Securities"). Except as set forth in Section 4.02(a) of the Parent Disclosure Letter, there are no outstanding obligations of the Parent or any Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities. There are no voting trusts or other agreements or understandings to which the Parent or any of its Subsidiaries is a party with respect to the voting of capital stock of the Parent or any of its Subsidiaries.

     (b) Except as set forth in Section 4.02(b) of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to April 1, 1998, the Parent is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except as set forth in Section 4.02(b) of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to April 1, 1998, there are no outstanding (i) securities of the Parent or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, or (ii) options, warrants, rights, (including preemptive rights), or other agreements or commitments to acquire from the Parent or any of its Subsidiaries, and no other obligation of the Parent or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, or any other obligation of the Parent or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i) and (ii) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities.

     Section 4.03 Authority. Each of the Parent and the Sub has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated by such agreements. The execution and delivery by each the Parent and the Sub of the Transaction Documents to which they are parties and the consummation by the Parent and the Sub of the transactions contemplated by such documents have been duly and validly authorized by the Board of Directors of each of the Parent and the Sub, and by the Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of the Parent and the Sub are necessary to authorize the Transaction Documents to which Parent or Sub are parties or consummate the transactions so contemplated, other than the approval of the holders of a majority of the quorum at the Parent Stockholder Meeting to obtain the Parent Stockholder Approval shares of Parent Common Stock. The Transaction Documents to which Parent or Sub are parties have been duly and validly executed and delivered by the Parent and the Sub and, assuming such documents constitute the valid and binding obligation of the other parties thereto, each such Transaction Document constitutes a valid and binding agreement of each of the Parent and the Sub, as the case may be, enforceable against each of the Parent and the Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

     Section 4.04 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed prior to April 1, 1998 or in Section 4.04 of the Parent Disclosure Letter, since September 30, 1997, (i) the Parent and its Subsidiaries have not suffered any Material Adverse Effect, (ii) the Parent and its Subsidiaries have, in all material respects, conducted their respective businesses only in the ordinary course consistent with past practice, except in connection with the negotiation and execution and delivery of the Transaction Documents to which Parent or Sub are parties and (iii) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the Parent Common Stock or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any Parent Securities; or
(b) any action by Parent which if taken after the date hereof would constitute a breach of Section 5.01(b) hereof. Except as disclosed in the Parent SEC Reports filed prior to April 1, 1998 or in Section 4.04 of the Parent Disclosure Letter, since December 31, 1997, there has not been any change by the Parent in accounting methods, principles or practices, except to the extent required by the SEC or United States generally accepted accounting principles.

     Section 4.05 Reports.

     (a) Since January 1, 1996, Parent has timely filed with the SEC all forms, reports and documents required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have heretofore been filed or are hereafter filed (the "Parent SEC Reports") have complied or will comply in form as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules promulgated thereunder applicable thereto. Since January 1, 1996, none of the Parent SEC Reports, at the time filed, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) As of their respective dates, the audited and unaudited consolidated financial statements of the Parent included (or incorporated by reference) in the Parent SEC Reports were prepared (or will have been prepared) in all material respects in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods therein indicated (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of the Parent. and the consolidated results of operations and changes in consolidated financial position or cash flows for the periods presented therein, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein which were not expected to have a Material Adverse Effect.

     (c) As of December 31, 1997, to the knowledge of the Parent or its Subsidiaries, neither the Parent nor any of its Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, except as reflected or reserved against or disclosed in the financial statements of the Parent included in the Parent SEC Reports filed prior to April 1, 1998 or the Parent Disclosure Letter.

     Section 4.06 Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC jointly by Parent and Company in connection with the issuance of shares of Parent Common Stock in the Merger will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Parent and included or incorporated by reference in the Proxy Statement, as supplemented if necessary, will, at the date mailed to stockholders of the Parent, or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the time of such meeting, any event with respect to the Parent or any of its Subsidiaries, or with respect to other information supplied by the Parent for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement, insofar as it relates to other information supplied by the Parent for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.07 Consents and Approvals; No Violation.  Except as set forth in
Section 4.07 of the Parent Disclosure Letter, the execution and delivery by each of the Parent or the Sub of the Transaction Documents to which they are a party and the consummation of the transactions contemplated by such

Transaction Documents will not (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of the Parent, the Sub or any of their Subsidiaries; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
(A) in connection with the HSR Act, (B) pursuant to the Securities Act or the Exchange Act, (C) pursuant to the requirements of the DGCL, (D) any applicable filings under state securities, blue sky or "takeover" laws, (E) consents, approvals, authorizations or filings under laws of jurisdictions outside the United States, (F) consents, approvals, authorizations, permits, filings or notifications required by local, state and federal regulatory agencies, commissions, boards or public authorities with jurisdiction over health care facilities and providers or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on the Parent or the Sub or has a material adverse effect on the ability of the Parent or the Sub to consummate the transactions contemplated by the Transaction Documents; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Parent or the Sub or any of their Subsidiaries is a party or by which any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on the Parent or the Sub or has a material adverse effect on the ability of the Parent or the Sub to consummate the transactions contemplated by Transaction Documents; (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Parent or the Sub or any of their Subsidiaries which, individually or in the aggregate, would have a material adverse effect on the ability of the Parent or the Sub to consummate the transactions contemplated hereby by the Transaction Document; or (v) violate any order, writ, injunction, decree, statute (including, without limitation, state laws governing "business combinations," "moratorium," "control share," or other state antitakeover statutes or regulations), rule or regulation applicable to the Parent, the Sub or any of their Subsidiaries or any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on the Parent or the Sub or have a material adverse effect on the ability of the Parent or the Sub to consummate the transactions contemplated by the Transaction Documents.

     Section 4.08 Brokers. No broker, finder or other investment banker (other than Morgan Stanley & Co., Incorporated) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Parent or the Sub.

     Section 4.09 Employee Benefit Matters.

     (a) Section 4.09(a) of the Parent Disclosure Letter sets forth each employment agreement between a person and Parent or any of its Subsidiaries (other than an employment agreement terminable without liability on no more than sixty (60) days' notice).

     (b) Except as set forth in Section 4.09(b) of the Parent Disclosure Letter, neither the Parent nor the Sub, nor any of their Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to, nor have they maintained or contributed to any:

          (A)  defined benefit plan subject to Title IV of ERISA;

          (B) any other material employee benefits plan as defined in Section 3(3) of ERISA; or

          (C) "multiemployer plan" as defined in Section 4001 of ERISA.

     (c) No event has occurred and no condition of circumstance currently exists in connection with which Parent or the Sub, or any of their Subsidiaries, their respective ERISA affiliates or any Plan, directly or indirectly, would be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan which would have a Material Adverse Effect.

     (d) Except as disclosed in the Parent Disclosure Letter or in the Parent SEC Reports filed prior to April 1, 1998, Parent does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under any plan that provides post-retirement medical or health benefits with respect to former or current employees as former or current directors of Parent.

     (e) With respect to each Plan, (a) all material payments due from the Parent or any of its Subsidiaries to date have been made and all material amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which have not been paid have been properly recorded on the books of the Company; (b) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualification as of the date specified in Section 4.09(d) of the Parent Disclosure Letter or has filed for such a determination letter with the Internal Revenue Service within the time permitted under Rev. Proc. 95-12 (December 29,
1994), 1995-3 IRB 24, and nothing has occurred since the date of such letter that has resulted in or is likely to result in a tax qualification defect which would have a Material Adverse Effect; and (c) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the best of Parent's knowledge, threatened with respect to such Plan or against the assets of such Plan.

     (f) Except as disclosed in the Parent Disclosure Letter, as of the last day of the most recent prior plan year, the market value of assets under each employee pension benefit plan (as defined in Section 3(2) of ERISA) equated or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions). No Plan has suffered any accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code. Neither Parent nor any ERISA Affiliate has any outstanding liability under Section 4971 of the Code. As of the Effective Time, all required premium payments for Plans have been made, when due, to the PBGC, and all required premium payments for the Plans for plan years commencing in the plan year which would include the Effective Time of the Merger have been made to the PBGC. No event or condition exists with respect to any Plan which could be deemed a "reportable event" as defined in Section 4043 of ERISA, with respect to which the 30-day notice requirement has not been waived and which could result in a liability, and no condition exists which would subject the Company to a fine under Section 4071 of ERISA. There is no lien upon any property of Parent or any ERISA Affiliate outstanding pursuant to Section 4068 of ERISA in favor of the PBGC. There is no lien upon any property of Parent or any ERISA Affiliate outstanding pursuant to Code Section 412(n) in favor of any Plan and no assets of Parent or any ERISA Affiliate have been provided as security for any Plan pursuant to Code Section 401(a)(29).

     (g) The Parent has made available to the Company, with respect to each Plan for which the following exists:

          (A) A copy of the most recent Annual Report on Form 5500, with respect to such Plan, including any Schedule B thereto;

          (B) A copy of the current Summary Plan Description, together with each Summary of Material Modifications with respect to such Plan and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan; and

          (C) If the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

     (h) Except as disclosed in Section 4.09(h) of the Parent Disclosure Letter, Parent and each ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each Plan and applicable law or required to be paid as expenses under such Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Plan. The assets of all Plans which are required under applicable laws to be held in trust are in fact held in trust. The liabilities of each other plan are properly and accurately reported on the financial statements and records of Parent. The assets of each Plan are reported at their fair market value on the books and records of each Plan.

     (i) Except as disclosed in the Section 409(i) of Parent Disclosure Letter, neither Parent nor any ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person as a result of Parent or any ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result or a breach of fiduciary duty under ERISA.

     (j) Except as disclosed in Section 4.11 of the Parent Disclosure Letter, no payment required to be made to any employee associated with Parent as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

     (k) Except as disclosed in Section 4.09(k) of the Parent Disclosure Letter or the Parent SEC Reports filed prior to April 1, 1998, Parent and each ERISA Affiliate have complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

     (l) Except as disclosed in Section 4.09(l) of the Parent Disclosure Letter, the consummation of the transactions contemplated hereby will not accelerate or increase of any liability under any Plan because of an acceleration or increase of the rights or benefits to which employees of Parent or any ERISA Affiliate may be entitled thereunder.

     (m) Except as disclosed in Section 4.09(f) of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to April 1, 1998 , neither the Parent nor the Sub nor any of their Subsidiaries has announced any Plan or become subject to any legally binding commitment to create any additional material Plans or to make any material amendment or modification to any existing Plan, except in the ordinary course of business in accordance with its customary practices as required by law or as necessary to maintain tax-qualified status.

     (n) For purposes of this Section 4.09, ERISA affiliates include each corporation that is a member of the same controlled group as the Parent, the Sub or any of their respective Subsidiaries within the meaning of Section 414(b) of the Code, any trade or business, whether or not incorporated, under common control with the Parent, the Sub or any of their respective Subsidiaries within the meaning of Section 414(c) of the Code and any member of any affiliated service group that includes the Parent or the Sub, or any of their respective Subsidiaries, and any of the corporations, trades or businesses described above, within the meaning of Section 414(m) of the Code.

     Section 4.10 Litigation, etc. Except as set forth in Section 4.10 of the Disclosure Letter or as disclosed in the Parent SEC Reports filed prior to April 1, 1998, there is no pending audit, claim, action, proceeding, citizen's suit and, to the knowledge of the Parent, no audit, claim, action, proceeding, citizen's suit or governmental investigation has been threatened against the Parent or any of its Subsidiaries before any court or governmental or regulatory authority which, in the aggregate, (i) would have a Material Adverse Effect, or
(ii) would have a material adverse effect on the ability of the Parent and the Sub to consummate the transactions contemplated by the Transaction Documents. Except as set forth in Section 4.10 of the Parent Disclosure Letter or as disclosed in the Parent SEC Reports filed prior to April 1, 1998, neither the Parent nor any Subsidiary of the Parent is subject to any outstanding judicial, administrative or arbitration order, writ, injunction or decree that (i) has had a Material Adverse Effect, or (ii) would have a material adverse effect on the ability of the Parent or the Sub to consummate the transactions contemplated by the Transaction Documents to which either of them is a party.

     Section 4.11 Tax Matters. Except as set forth in Section 4.11 of the Parent Disclosure Letter, the Parent and each of its Subsidiaries has duly filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, in the aggregate, would not have a Material Adverse Effect and such returns and reports are true, correct and complete in all material respects. The Parent and each of its Subsidiaries has duly paid in full (or the Parent has paid on its behalf) or made adequate provision in the Company's accounting records for all taxes for all past and current periods for which the Parent or any of its Subsidiaries is liable. The most recent financial statements contained in the Parent SEC Reports reflect adequate reserves for all taxes payable by the Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, in the aggregate, have a Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Parent or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.11 of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

     Section 4.12 Compliance with Law. Except as set forth in Section 4.12 of the Parent Disclosure Letter or as disclosed in the Parent SEC Reports filed prior to April 1, 1998, neither the Parent nor the Sub, nor any of their Subsidiaries, is in conflict with, or in default or in violation of, any law, rule, regulation, order, judgment or decree applicable to Parent or Sub, or any of their respective Subsidiaries, or by which any property or asset of the Parent or the Sub, or any of their respective Subsidiaries is bound or affected, except for such conflicts, defaults or violations that would not, in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.12 of the Parent Disclosure Letter or as disclosed in the Parent SEC Reports filed prior to April 1, 1998, Parent and Sub and their respective Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their business as now being conducted (the "Parent Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises, the absence of which would not have a Material Adverse Effect. Except as set forth in Section 4.12 of the Parent Disclosure Letter or as disclosed in the Parent SEC Reports filed prior to April 1, 1998, Parent and Sub, and their respective Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not, in the aggregate, have a Material Adverse Effect.

     Section 4.13 Environmental Compliance. Except as set forth in Section 4.13 of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to April 1, 1998, (i) the assets, properties, businesses and operations of Parent and Sub and their respective Subsidiaries are in compliance with applicable Environmental Laws (as defined in Section 1.01 hereof), except for such non-compliance which has not had, and will not have, any Material Adverse Effect;
(ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all Parent Permits necessary under any Environmental Law for the conduct of the business and operations of Parent and Sub, and their Subsidiaries in the manner now conducted, except for such non-compliance which has not had, and will not have, any Material Adverse Effect; and (iii) neither Parent nor Sub, nor any of their Subsidiaries nor any of the respective assets, properties, businesses or operations has received or is subject to any order, decree, judgment, complaint, agreement, claim, citation, notice or proceeding indicating that Parent or Sub, or any of their Subsidiaries is or may be (a) liable for a violation of any Environmental Law, or (b) liable for any Environmental Liabilities and Costs, where in each case such liability would have a Material Adverse Effect.

     Section 4.14 Insurance. Except as set forth in Section 4.14 of the Parent Disclosure Schedule or the Parent SEC reports filed prior to April 1, 1998, Parent and Sub, and each of their Subsidiaries, maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice with companies engaged in businesses similar to those the Parent and Sub, and each of their Subsidiaries, and owning property in the same general areas in which Parent and Sub, and each of their Subsidiaries, conducts their businesses. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has Parent or Sub, or any of their Subsidiaries, failed to give any material notice or present any material claim under any such policy or binders in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder, the failure of which to be paid would result in the cancellation of such policy or binder. Except as set forth in Section 4.14 of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to April 1, 1998, (a) there are no outstanding claims in excess of normal retentions that are not covered under any such policy or binders, and, to the best knowledge of Parent and Sub, there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that are not covered against or relating to the Parent or the Sub, or any of their Subsidiaries, that is not covered by any of such policy or binder; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to the Parent, the Sub or any of their Subsidiaries.

     Section 4.15 Opinion of Financial Advisor. Parent has received from a financial advisor satisfactory to Parent's Board of Directors, an opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Parent. Such opinion ( a copy of which has been delivered to the Company) has not been withdrawn, revoked or modified.

     Section 4.16 State Takeover Law With respect to Parent, the Board of Directors of Parent has taken all actions necessary to render the restrictions contained in Section 203 of the DGCL, and such restrictions and provisions are, inapplicable to the Transaction Documents and the transactions contemplated thereby, including without limitation the Merger and the exercise of the option granted pursuant to the Parent Option Agreement.

                                   ARTICLE V

                                   COVENANTS

     Section 5.01 Conduct of Business.

     (a) Except as contemplated by the Transaction Documents and in the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Date, the Company and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use all commercially reasonable efforts consistent with prudent business practice to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their current officers and key employees and to maintain existing relationships with those having significant business relationships with the Company and its Subsidiaries, in each case in all material respects. Without limiting the generality of the foregoing, except as otherwise expressly provided in or contemplated by the Transaction Documents or Section 5.01(a) of the Company Disclosure Letter, prior to the time specified in the preceding sentence, neither the Company nor any of its Subsidiaries, as the case may be, will, without the prior written consent of the Parent (not to be unreasonably withheld), (i) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly owned subsidiary of the Company or issuances of securities upon exercise or exchange of the Rights Agreement Rights (as defined below) in accordance with the terms of the Rights Agreement (as defined below), so long as the Company has complied with its obligations pursuant to Section 5.12 hereof, issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) Company Securities or Subsidiary Securities, in each case, other than Company Common Stock issuable upon the exercise of rights under any Company Plan or any agreement referred to in Section 3.02 of the Company Disclosure Letter, or (B) any other securities in respect of, in lieu of or in substitution for Company Common Stock outstanding on the date hereof; (ii) otherwise acquire or redeem, directly or indirectly, any Company Securities or Subsidiary Securities (including the Company Common Stock); (iii) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of capital stock of the Company or any of its Subsidiaries (other than cash dividends paid to the Company by its wholly owned Subsidiaries with regard to their capital stock); (iv) (1) make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $20,000,000 or more (excluding any assumed indebtedness) other than pursuant to definitive agreements entered into prior to the date of this Agreement that are identified in Section 5.01(a) of the Company Disclosure Letter, or (2) other than in the ordinary course of business, enter into a material contract or grant any release or relinquishment of any material contract rights; (v) incur or assume any long-term debt for borrowed money, except for debt incurred in the ordinary course of business consistent in all material respects with past practice in a principal amount not to exceed $15,000,000; (vi) assume, guarantee , endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Company, except in the ordinary course of business consistent in all material respects with past practice; (vii) except in connection with transactions permitted by (iv) above, make any loans, advances or capital contributions to, or investments in, any other person (other than wholly owned Subsidiaries of the Company); (viii) change any of the accounting methods, principles or practices used by it or any of its Subsidiaries, except as required by the SEC or required by United States generally accepted accounting principles; (ix) adopt any amendments to the Certificate of Incorporation or Bylaws (or similar documents) of the Company or any Subsidiary except as may be required in order to consummate the Merger and the transactions contemplated by the Transaction Documents; (x) except as may be required under any previous existing agreement or Company Plan, grant any options or stock related awards; (xi) except as may be required by applicable law or as contemplated by the Transaction

Documents, enter into any new, or amend in any material respect any existing, employee benefit, pension or other plan (whether or not subject to ERISA) or employment, severance, consulting or salary continuation agreements with any officers, directors or key employees of the Company or its Subsidiaries, or grant any increases in the compensation or benefits to such officers, directors and key employees; (xii) enter into, amend, or extend any material collective bargaining or other labor agreement, except as required by law; (xiii) adopt, make any material amendment to or terminate any material employee benefit plan, except as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan; (xiv) merge or consolidate with or transfer all or substantially all of its assets to another corporation or other business entity or individual (other than mergers, consolidations or transfers (A) involving wholly owned Subsidiaries or (B) in which the Company or its Subsidiary is the surviving corporation and such acquisition would be permitted by (iv) above);
(xv) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (xvi) agree in writing or otherwise to take any of the foregoing actions.

     (b) Except as contemplated by the Transaction Documents and in the Parent Disclosure Letter, during the period from the date of this Agreement to the Effective Date, the Parent and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use all commercially reasonable efforts consistent with prudent business practice to preserve intact the business organization of the Parent and each of its Subsidiaries, to keep available the services of its and their current officers and key employees and to maintain existing relationships with those having significant business relationships with the Parent and its Subsidiaries, in each case in all material respects. Without limiting the generality of the foregoing, except as otherwise expressly provided in or contemplated by this Agreement or in Section 5.01(b) of the Parent Disclosure Letter, prior to the time specified in the preceding sentence, neither the Parent nor any of its Subsidiaries, as the case may be, will, without the prior written consent of the Company (not to be unreasonably withheld), (i) except for issuances of capital stock of the Parent's Subsidiaries to the Parent or a wholly owned subsidiary of the Parent, issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) Parent Securities or Parent Subsidiary Securities, in each case, other than Parent Common Stock issuable upon the exercise of rights under any Company Plan or any agreement referred to in Section 4.02 of the Parent Disclosure Letter, or (B) any other securities in respect of, in lieu of or in substitution for Parent Common Stock outstanding on the date hereof, (ii) otherwise acquire or redeem, directly or indirectly, any Parent Securities or Parent Subsidiary Securities (including the Parent Common Stock); (iii) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of capital stock of the Parent or any of its Subsidiaries (other than cash dividends paid to the Parent by its wholly owned Subsidiaries with regard to their capital stock); (iv) (1) make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $40,000,000 or more (excluding any assumed indebtedness) other than pursuant to definitive agreements entered into prior to the date hereof that are identified on Schedule 5.01(b) of the Parent Disclosure Letter, or (2) other than in the ordinary course of business, enter into a material contract or grant any release or relinquishment of any material contract rights; (v) incur or assume any long-term debt for borrowed money except for debt incurred in the ordinary course of business consistent in all material respects with past practice in an aggregate principal amount not to exceed $30,000,000 or in connection with the transactions contemplated hereby;
(vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Parent, except in the ordinary course of business consistent in all material respects with past practice; (vii) except in connection with transactions permitted by (iv) above, make any loans, advances or capital contributions to, or investments in, any other person (other than wholly owned Subsidiaries of the Parent); (viii) change any of the accounting methods, principles or practices used by it or any of its Subsidiaries, except as required by the SEC or required by United States generally accepted accounting principles; (ix) adopt any amendments to the Amended and Restated Certificate of Incorporation or Bylaws (or similar documents) of the Parent or any Subsidiary except as may be required in order to consummate the Merger and the transactions contemplated by the Transaction Documents or effect a change in the name of Parent; (x) except as may be required under any previously existing agreement or Plan grant any options or stock related awards; (xi) enter into any new, or amend any existing, employee benefit, pension or other plan (whether or not subject to ERISA) or any employment, severance, consulting or salary continuation agreements with any officers, directors or key employees of Parent, or grant any increases in the compensation or benefits to such officers, directors and key employees; (xii) enter into, amend, or extend any material collective bargaining or other labor agreement, except as required by law; (xiii) adopt, make any material amendment to or terminate any material employee benefit plan, except as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan; (xiv) merge or consolidate with or transfer all or substantially all of its assets to another corporation or other business entity or individual (other than mergers, consolidations or transfers (A) involving wholly owned subsidiaries or (B) in which Parent or its Subsidiary is the surviving corporation and such acquisition would be permitted by (iv) above); (xv) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (xvi) agree in writing or otherwise to take any of the foregoing actions.

     Section 5.02 No Solicitation by the Company.

     (a) Immediately following the execution of this Agreement, the Company will terminate any and all existing activities, arrangements, discussions and negotiations with third parties (other than Parent and Sub), with respect to any possible Company Acquisition Transaction (defined below). Except as expressly provided in Sections 5.02(b), 5.02(c) and 7.01, prior to the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) (i) any merger, consolidation, or other business combination involving the Company or its Subsidiaries, (ii) any acquisition, sale, lease, exchange, mortgage, pledge, transfer or other disposition of, or tender offer for, all or a substantial portion of the assets or capital stock of the Company or any of its material Subsidiaries or (iii) inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (a "Company Acquisition Transaction"), or negotiate, explore or otherwise enter into discussions in any way with any third party (other than Parent or its affiliates) with respect to any Company Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Transaction Documents. The Company shall promptly advise Parent of the terms, conditions and identity of the third party making any inquiries or proposals relating to any Company Acquisition Transaction.

     (b) Notwithstanding the foregoing, in the event that the Company receives an unsolicited bona fide written proposal for a Company Acquisition Transaction from a third party, the Company may furnish non-public information to, and negotiate with, such third party; provided that the Company (i) provides prior written notice to Parent, (ii) such third party enters into a confidentiality agreement having terms no more favorable to such third party than the terms of the Confidentiality Agreement are to Parent and (iii) (A) the Company's Board of Directors shall have concluded in good faith, based on the advice of its investment banker, that such Company Acquisition Transaction may reasonably be expected, if consummated, to result in a transaction more favorable to the Company and it stockholders than the Merger, and such third party is financially capable of consummating such Company Acquisition Transaction, and (B) the Company's Board of Directors shall have concluded in good faith, based on the advice of outside counsel to the Company, that any failure to provide such non-public information to, or negotiate with, such party would be inconsistent with the Company's Board of Directors' fiduciary duties to stockholders of the Company.

     (c) Nothing in this Section 5.02 shall prohibit the Board of Directors of the Company from withdrawing or modifying its recommendation referred to in
Section 2.09 if there exists a Company Acquisition Transaction and the Board of Directors of the Company, after one (1) business day prior written notice to Parent and consultation with and based upon the advice of independent legal counsel, determines in good faith that any failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company to stockholders of the Company.

     Section 5.03 No Solicitation by Parent.

     (a) Immediately following the execution of this Agreement, Parent will terminate any and all existing activities, arrangements, discussions and negotiations with third parties (other than the Company and those entities identified in Section 5.01(b)(iv)(1) of the Parent Disclosure Letter) with respect to any possible Parent Acquisition Transaction (as defined below). Except as expressly provided in Sections 5.03(b), 5.03(c) and 7.01, prior to the Effective Time, Parent shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) (i) any merger, consolidation, other business combination involving Parent or its Subsidiaries (other than mergers, consolidations or transfers solely between and among Parent and any wholly-owned Subsidiary), (ii) any acquisition, sale, lease, exchange, mortgage, pledge, transfer or other disposition of, or tender offer for, all or any substantial portion of the assets or capital stock of Parent or any of its material Subsidiaries taken as a whole, or (iii) inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (a "Parent Acquisition Transaction") or negotiate, explore or otherwise enter into discussions in any way with any third party (other than the Company or its affiliates) with respect to any Parent Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Transaction Documents. Parent shall promptly advise the Company of the terms, conditions and identity of the third party making any inquiries or proposals relating to any Parent Acquisition Transaction.

     (b) Notwithstanding the foregoing in the event that Parent receives an unsolicited bona fide written proposal for a Parent Acquisition Transaction from a third party, Parent may furnish non-public information to, and negotiate with, such third party; provided that Parent (i) provides prior written notice to the Company; (ii) such third party enters into a confidentiality agreement having terms no more favorable to such third party than the terms of the Confidentiality Agreement are to the Company; (iii) (A) Parent's Board of Directors shall have concluded in good faith based on the advice of its investment banker, that such Parent Acquisition Transaction may reasonably be expected, if consummated, to result in a transaction more favorable to Parent and its stockholders than the Merger and such third party is financially capable of consummating such Parent Acquisition Transaction, and (B) Parent's Board of Directors shall have concluded in good faith based on the advice of outside counsel to Parent, that any failure to provide such non-public information to, or negotiate with, such party would be inconsistent with Parent's Board of Directors' fiduciary duties to stockholders of Parent.

     (c) Nothing in this Section 5.03 shall prohibit the Board of Directors of Parent from withdrawing or modifying its recommendation referred to in Section
2.09 if there exists a Parent Acquisition Transaction and the Board of Directors of the Company, after one (1) business day prior written notice to the Company and consultation with and based upon the advice of independent legal counsel, determines in good faith that any failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of Parent to stockholders of the Company.

     Section 5.04 Access to Information.

     (a) From the date of this Agreement until the Effective Time, the Company will give Parent and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) reasonable access in light of the terms of this Agreement during normal business hours to all facilities, personnel and operations and to all books and records of the Company and its Subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its Subsidiaries to furnish Parent such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request.

     (b) From the date of this Agreement until the Effective Time, Parent will give the Company its authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) reasonable access in light of the terms of this Agreement during normal business hours to all facilities, personnel and operations and to all books and records of Parent and its Subsidiaries, will permit the Company to make such inspections as it may reasonably require and will cause its officers and those of its Subsidiaries to furnish the Company with such financial and operating data and other information with respect to the business and properties of Parent and its Subsidiaries as the Company may from time to time reasonably request.

     (c) Information obtained by the Company, Parent or the Sub or their respective representatives pursuant to this Section 5.04 shall be subject to the provisions of the Confidentiality Agreement, dated as of April 1, 1998, between the Parent and the Company (the "Confidentiality Agreement") the terms of which are incorporated herein by reference; provided that the provisions of Section 9 of the Confidentiality Agreement shall cease to have any further effectiveness
(i) with respect to the restrictions on Parent set forth therein, upon termination of this Agreement under circumstances in which the Company Option Agreement becomes exercisable and (ii) with respect to the restrictions on the Company set forth therein, upon termination of this Agreement under circumstances in which the Parent Option Agreement becomes exercisable.

     SECTION  5.05 Commercially Reasonable Efforts; Other Actions

     (a) Subject to the terms and conditions provided in this Agreement, Parent and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time, including, without limitation, (i) the filings of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information of documentation, (ii) if required by any governmental, regulatory or administrative agency, authority or commission (a "Governmental Entity") as a condition to the obtaining of any consent of such Governmental Entity or the agreement of such Governmental Entity not to raise any objection to the transactions contemplated by the Transaction Documents, agreeing to make any undertakings or satisfy any commitments with respect to the Company, Parent or their respective Subsidiaries or dispose of any operations of the Company, Parent or their respective Subsidiaries the making, satisfaction or disposal of which (after taking into account the net proceeds realized upon such disposal) could not reasonably be expected to have a Material Adverse Effect with respect to Parent, the Company and their Subsidiaries, taken as a whole, (iii) defending any lawsuits or other proceedings challenging this Agreement or the transactions contemplated by this Agreement, (iv) the obtaining of all necessary consents, approvals or waivers, and (v) the lifting of any legal bar to the Merger. Parent shall not take any action which would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action which would cause Parent to fail to perform its obligations hereunder.

     (b) Company and Parent, as the case may be, shall use all commercially reasonable efforts to cause to be delivered to each other a comfort letter prepared by their respective independent auditors, dated a date within two business days of the effective date of the S-4 in form reasonably satisfactory to Company or Parent, as the case may be, and customary in scope and substance for such letters in connection with similar registration statements.

     Section 5.06 Indemnification and Insurance.

     (a) Parent and Sub agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company (as such) or any of its Subsidiaries or present or former directors of the Company or any of its Subsidiaries serving or who served at the Company's or any of its Subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of incorporation, bylaws or similar documents of any of the Company's Subsidiaries and the indemnification agreements with such present and former directors, officers and employees as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than the statute of limitations applicable to such matters, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. Without limiting the foregoing, the Company shall, and after the Effective Time, the Surviving Corporation shall periodically advance reasonable expenses as incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable law; provided, however, that the person to whom the expenses are advanced provides an undertaking (without delivering a bond or other security) to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

     (b) For a period of six (6) years after the Effective Time the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance covering the persons described in paragraph (a) of this Section 5.06 (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance.

     (c) The Surviving Corporation shall indemnify and hold harmless (and shall advance expenses to), to the fullest extent permitted under applicable law, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary of the Company including, without limitation, officers and directors, serving as such on the date hereof against any cost and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation relating to any of the transactions contemplated hereby, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the indemnified parties, promptly as statements therefor are received and (ii) the parties hereto will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld.

     (d) The Surviving Corporation shall pay all reasonable costs and expenses, including attorneys' fees, that may be incurred by any indemnified parties in enforcing the indemnity and other obligations provided for in this
Section 5.06.

     (e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.06.

     (f) This Section 5.06, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any person or entity referenced in this Section 5.06 or indemnified hereunder each of whom may enforce the provisions of this Section 5.06 (whether or not parties to this Agreement).

     (g) Parent guarantees as primary obligor, and not as surety, the full and punctual performance of the Surviving Corporation of its obligations hereunder to the extent of the rights of indemnification provided for in the Certificate of Incorporation or Bylaws of the Company or its Subsidiaries.

          Section 5.07 Employee Plans and Benefits and Employment Contracts.

     (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants described in Section 5.07(a) of the Company Disclosure Letter.

     (b) In addition to honoring the agreements referred to in Section 5.07(a), until the first anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will provide or will cause to be provided to each current or former employee presently entitled to benefits of the Company or its Subsidiaries (excluding employees covered by collective bargaining agreements)
(i) employee compensation, benefit plans, programs, policies and arrangements, that are in the aggregate no less favorable than those currently provided by the Company and its Subsidiaries to each such employee and former employee; and (ii) severance benefits that are in the aggregate no less favorable to any employee of the Company or any of its Subsidiaries than those currently provided to each such employee. Nothing in this Section 5.07(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by law.

     (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) in accordance with the customary practices of the Parent and its Subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation or the Parent in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

     (d) This Section 5.07, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind the Company, the Surviving

Corporation and any person or entity referenced in this Section 5.07, each of whom may enforce the provisions of this Section 5.07 (whether or not parties to this Agreement). Except as provided in clause (a) above, nothing contained in this Section 5.07 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment or participation in Parent benefit plans, programs, policies or arrangements for any specified period of any nature or kind whatsoever.

     Section 5.08 Proxy Statement and S-4. The Company and Parent shall promptly prepare and file with the SEC, as soon as practicable, a preliminary joint proxy statement (the "Proxy Statement") and S-4 relating to the Merger as required by the Exchange Act and the Securities Act and the rules and regulations thereunder. Each of Parent and the Company shall use commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company, Parent and Sub will cooperate with each other in the preparation of the Proxy Statement. The Company and Parent shall use all commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement, and to cause the Proxy Statement to be mailed to the Company's and Parent's stockholders at the earliest practicable date.

     Section 5.09 Notification of Certain Matters. The Company shall give prompt notice to Parent and the Sub, and Parent or Sub, as the case may be, shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the effect of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

     Section 5.10 Agreements of Rule 145 Affiliates. Prior to the Effective Time, the Company shall cause to be and delivered to Parent a list identifying all persons who, at the time of the Company stockholder meeting, may be deemed to be "affiliates" of the Company, as that term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     Section 5.11 Stock Exchange Listings. Parent shall use all commercially reasonable efforts to have the Parent Common Stock to be issued in connection with the Merger authorized for listing on the New York Stock Exchange subject to notice of issuance.

     Section 5.12 Rights Agreement.

     (a) The Company shall promptly enter into an amendment to the Rights Agreement, (the "Rights Agreement Amendment") substantially in the form of Exhibit E hereto in form and substance acceptable to Parent pursuant to which the execution of this Agreement and the Company Option Agreement and the consummation of the transactions contemplated hereby and thereby, shall not result in Parent or Sub or any of their affiliates being an "Acquiring Person" or an "Adverse Person" or result in the occurrence of a "Triggering Event," "Stock Acquisition Date," or "Distribution Date" under the Rights Agreement. In the event that the Rights Agreement Amendment is not entered into within ten
(10) days of the date hereof or a "Distribution Date") otherwise occurs as a result of the execution of this

Agreement or the Company Option Agreement, the Company will to redeem all Rights immediately upon such distribution.

     (b) The Company shall cause the Rights Agreement to be further amended at or prior to the Effective Time to provide that the Effective Date shall constitute the "Expiration Date" thereunder.

     (c) Except as expressly provided herein, the Company shall not amend, modify or waive any provision of the Rights Agreement or redeem the Rights without the prior written consent of Parent.

     Section 5.13 Takeover Laws. No party hereto will take or permit to be taken any action that could cause the transactions contemplated by the Transaction Documents to be subject to requirements imposed by Section 203 of the DGCL and any "moratorium," "control share," "fair price," "affiliate transaction," "control transaction," "business combination" or other antitakeover laws and regulations (collectively, "Takeover Laws") and each party hereto shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the Transaction Documents from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     Section 5.14 Employee Stock Purchase Plan. The Company will terminate its 1993 Employee Stock Purchase Plan (the "Purchase Plan") effective as of June 30, 1998 pursuant to Article 15 thereof and the Payment Period (as defined therein) for the six months ending June 30, 1998 will be the last Payment Period under the Purchase Plan; provided, however, that such termination shall not affect options issued with respect to the Payment Period ending June 30, 1998.

     Section 5.15 Financing. Not later than the earlier of (i) the 30th calendar day after the mailing of the Proxy Statement to the stockholders of Parent and the Company and (ii) the date of the earlier of the two Stockholder Meetings, Parent shall enter into one or more definitive financing agreements (the "Definitive Financing Agreements") pursuant to which Parent shall have the right to borrow as of the Closing Date an aggregate amount sufficient to refinance on terms reasonably acceptable to Parent, the Company's senior bank credit facility, the 9 1/2% Senior Subordinated Notes due 2006 and any other indebtedness of the Company, Parent and its Subsidiaries if (A) as a result of the Merger such indebtedness would be in default (or that with notice of the passage of time or both would be in default) or entitle the holder of such indebtedness to require Parent, the Company or any of their Subsidiaries to repurchase such indebtedness and (B) Parent or the Company shall not, as of the Closing Date, have obtained consents, modifications or waivers relating to the Merger with respect to such indebtedness. Parent, Sub and the Company shall each use its best efforts to satisfy on the earlier of the date required (if so required) or the Closing Date all requirements of the Definitive Financing Agreements to be satisfied or complied with by it thereunder which are conditions to closing thereunder; provided, however, that the Company's obligations under this sentence shall apply only to such requirements which Parent has informed the Company and to which the Company consents (not to be unreasonably withheld). The Company shall use its best efforts to assist the Parent and Sub, to the extent reasonably requested by them, in the negotiation and preparation of the Definitive Financing Agreements and in effecting such financing on or prior to the Closing Date.

     Section 5.16 Board Designees. Parent shall take all necessary corporate action to appoint two designees of the Company reasonably acceptable to Parent to the Parent Board of Directors as of the Effective Time.

     Section 5.17 Parent By-laws. Parent shall take all necessary corporate action to amend its bylaws to read as set forth on Exhibit F hereto, effective
                                                   ---------
as of the Effective Time.

     SECTION 5.18 No Amendments. Parent will not execute any amendments to, or otherwise take any action to modify or change the terms and provisions of the Amendment to Stockholders Agreement or the Stockholders Agreement prior to the Effective Time without the prior written consent of the Company

                                  ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, by each party hereto prior to the proposed Effective Time, of the following conditions:

     (a) the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;

     (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority against the Parent, the Sub or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all commercially reasonable efforts to have any such prohibition lifted);

     (c) the S-4 shall have become effective, and any required post-effective amendment shall have become effective, under the Securities Act, and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Parent Common Stock shall have been complied with;

     (d) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, authorizations and permits required to be obtained prior to the Effective Time from, any governmental authority in connection with the consummation of the Merger shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, authorizations and permits would not be reasonably likely to result in a Material Adverse Effect on Parent, Sub or the Company or to materially adversely affect the consummation of the Merger;

     (e) the Company and Parent shall have received an opinion from their respective counsel, reasonably acceptable to the Company and the Parent, to the effect that (i) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code; and (ii) the Company, Parent and Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

     Section 6.02 Additional Conditions to the Company's Obligation to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction, or waiver by the Company, prior to the proposed Effective Time, of the following conditions:

     (a) no action shall have been taken and be continuing, and no statute, rule, regulation, judgment, administrative interpretation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger, which would (i) make illegal or prohibit the consummation of the Merger or (ii) render the Company unable to effect the Merger;

     (b) no action or proceeding brought by any governmental, regulatory or administrative agency, authority or commission shall have been instituted and be pending that would be reasonably likely to result in any of the consequences referred to in clauses (i) or (ii) of Section 6.02(a) above; and there shall be no proceeding or other action (including without limitation, relating to health care, regulatory, environmental and pension matters) pending or threatened against the Parent or its Subsidiaries which is reasonably likely to have a Material Adverse Effect;

     (c)  the representations and warranties of Parent and Sub contained in
Article IV hereof (without regard to any materiality exception or provisos therein) shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) for changes permitted or contemplated by the Transactions Documents. For purposes of the foregoing, notwithstanding any other provisions of this Agreement to the contrary, the effects arising out of or relating to (i) economic conditions affecting the U.S. economy or the health care industry generally, (ii) the proposal, adoption or implementation after the date hereof of any law, statute, rule or regulation relating to health care, Medicaid or Medicare, including, without limitation, the proposal, adoption or implementation of prospective payment systems and "salary equivalency" rates (including amendments to any salary equivalency rates currently in effect),
(iii) the Merger or the announcement thereof, including without limitation, resignations of key employees; (iv) any action or event permitted by Section 5.1(a) hereof; or (v) any matter identified in Section 3.04 of the Company Disclosure Letter shall not constitute a circumstance which will be a basis for asserting the existence or occurrence of a Material Adverse Effect. The existence or occurrence of a Material Adverse Effect notwithstanding the exclusions referred to in the immediately preceding sentence is hereinafter referred to as an "Omnibus Parent Material Adverse Event."

     (d) Parent shall have entered into the Definitive Financing Agreements referred to in Section 5.14.

     (e) Parent and Sub shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under the Agreement at or prior to the Effective Time.

     Section 6.03 Additional Conditions to the Parent's and the Sub's Obligations to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction, or waiver by Parent and Sub, prior to the proposed Effective Time, of the following conditions:

     (a) no action shall have been taken and be continuing, and no statute, rule, regulation, judgment, administrative interpretation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger, which would (i) make illegal or prohibit the consummation of the Merger or (ii) render Parent or Sub unable to effect the Merger;

     (b) no action or proceeding brought by any governmental, regulatory or administrative agency, authority or commission shall have been instituted and be pending that would be reasonably likely to result in any of the consequences referred to in clauses (i) or (ii) of Section 6.03(a) above; and there shall be no proceeding or other action (including, without limitation, relating to health care, regulatory, environmental and pension matters) pending or threatened against the Company or its Subsidiaries which is reasonably likely to have a Material Adverse Effect;

     (c) during the 30 day period ending on the Closing Date, there shall not have occurred and be continuing the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States; and

     (d) the representations and warranties of the Company contained in Article III hereof (without regard to any materiality exceptions or provisos contained therein) shall be true and correct in all respects on the Closing Date as though such representations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which would not, singly or in the aggregate, reasonably be expected to have Material Adverse Effect and (ii) for changes expressly permitted or contemplated by the Transaction Documents. For purposes of the foregoing, notwithstanding any other provisions of this Agreement to the contrary, the effects arising out of or relating to (i) economic conditions affecting the U.S. economy or the health care industry generally, (ii) the proposal, adoption or implementation after the date hereof of any law, statute, rule or regulation relating to health care, Medicaid or Medicare, including, without limitation, the proposal, adoption or implementation of prospective payment systems and "salary equivalency" rates (including amendments to any salary equivalency rates currently in effect), (iii) the Merger or the announcement thereof, including without limitation, resignations of key employees; (iv) any action or event permitted by Section 5.1(a) hereof; or (v) any matter identified in Section 3.014 of the Parent Disclosure Letter shall not constitute a circumstance which will be a basis for asserting the existence or occurrence of a Material Adverse Effect. The existence or occurrence of a Material Adverse Effect notwithstanding the exclusions referred to in the immediately preceding sentence is hereinafter referred to as an "Omnibus Company Material Adverse Event."

     (e) The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Effective Time.


                                  ARTICLE VII

                        TERMINATION; AMENDMENT; WAIVER

     Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the stockholders of each of the Company and Parent:

     (a)  Mutual Consent.  By mutual written consent of the Boards of Directors
          --------------
of the Company and Parent;

     (b)  Expiration.  By Parent or the Company if the Effective Time shall not
          ----------
have occurred on or before December 31, 1998 (the "Expiration Time") (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

     (c)  Court Order. By either Parent or the Company if any court of competent
          -----------
jurisdiction in the United States or other United States governmental body shall have issued an order (other than a temporary restraining order), decree, judgment or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such, judgment, order, decree, ruling or other action shall have become final and non-appealable;

     (d)  Material Parent Breach. By the Company (i) if at any time prior to the
          ----------------------
Closing Date an Omnibus Parent Material Adverse Event shall have occurred  or
(ii) Parent or Sub shall have breached or failed to comply in any material respect with any of their obligations under this Agreement and, in each case, such Omnibus Parent Material Adverse Event, breach or failure shall continue unremedied for ten (10) days after Parent or Sub has received written notice from the Company of the occurrence of such Omnibus Parent Material Adverse Event, breach or failure;

     (e)  Adverse Parent Recommendation. Prior to obtaining the Parent
          -----------------------------
Stockholder Approval, by the Company if the Board of Directors of Parent fails to make, withdraws or modifies in a manner adverse to the Company its favorable recommendation of the Merger or shall have recommended or entered into a definitive agreement with respect to a Parent Acquisition Transaction with a party other than the Company or any of its affiliates;

     (f)  Parent Acquisition Transaction. Prior to the Effective Time, by Parent
          ------------------------------
if Parent receives a written offer with respect to a Parent Acquisition Transaction with a party other than the Company or its affiliates or such other party has commenced a tender offer which, in either case, the Board of Directors of Parent determines in good faith is more favorable to Parent's stockholders than the transactions contemplated by this Agreement;

     (g)  Material Company Breach.  By Parent if (i) at any time prior to the
          -----------------------
Closing Date an Omnibus Company Material Adverse Event shall have occurred or
(ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement and, in each case, such Omnibus Company Material Adverse Event, breach or failure shall continue unremedied for ten (10) days after the Company has received written notice from Parent or Sub of the occurrence of such Omnibus Company Material Adverse Event, breach or failure;

     (h)  Adverse Company Recommendation. Prior to obtaining the Company
          ------------------------------
Stockholder Approval, by Parent if the Board of Directors of the Company fails to make, withdraws or modifies in a manner adverse to Parent or Sub its favorable recommendation of the Merger or shall have recommended or entered into a definitive agreement with respect to a Company Acquisition Transaction with a party other than Parent or any of its affiliates;

     (i)  Company Acquisition Transaction.  Prior to the Effective Time, by the
          -------------------------------
Company if the Company receives a written offer with respect to a Company Acquisition Transaction with a party other than the Parent or its affiliates or such other party has commenced a tender offer which, in either case, the Board of Directors of the Company determines in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement;

     (j)  Non-Approval.  By Parent or the Company (i) if the Company fails to
          ------------
obtain the Company Stockholder Approval or (ii) if the Parent fails to obtain the Parent Stockholder Approval.

     Section 7.02 Effect of Termination.

     (a) If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01 hereof, this Agreement, except for the provisions of Section 5.04(c) this Section 7.02 and Section 8.10 hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. The Confidentiality Agreement (subject to Section 5.04(c) hereof) shall remain in full force and effect following any termination of this Agreement.

     (b) If this Agreement is terminated pursuant to Section 7.01(h) or (i), the Company promptly, but in no event later than one business day after termination of this Agreement will pay to Parent a fee (the "Termination Fee") equal to $12,000,000 in same day funds, in respect of the fees and expenses of Parent incurred in connection with pursuing the transactions contemplated hereby. If this Agreement is terminated pursuant to (i) Section 7.01(b) and, at the Expiration Time any person has made (or publicly disclosed an intention to make) a proposal to effect a Company Acquisition Transaction or (ii) Section 7.01(j)(i) and, at the time of the stockholder vote referred to therein, any person has made (or publicly disclosed an intention to make) a proposal to effect a Company Acquisition and, in either case, within 12 months after such termination a Company Acquisition Transaction shall be consummated, the

Company shall promptly (but in no event later than one business day) after such consummation, pay the Termination Fee to Parent. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

     (c) If this Agreement is terminated pursuant to Section 7.01(e) or (f), Parent promptly, but in no event later than one business day after termination of this Agreement will pay to the Company the Termination Fee in same day funds, in respect of the fees and expenses of the Company incurred in connection with pursuing the transactions contemplated hereby. If this Agreement is terminated pursuant to (i) Section 7.01(b) and, at the Expiration Time any person has made (or publicly disclosed an intention to make) a proposal to effect a Parent Acquisition Transaction or (ii) Section 7.01(j)(ii) and, at the time of the stockholder vote referred to therein, any person has made (or publicly disclosed an intention to make) a proposal to effect a Parent Acquisition Transaction and, in either case, within 12 months after such termination a Parent Acquisition Transaction, shall be consummated, Parent shall promptly (but in no event later than one business day) after such consummation, pay the Termination Fee to the Company. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

     Section 7.03 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Sub, at any time before or after adoption of this Agreement by the stockholders of each of the Company and Parent but, after any such stockholder approval, no amendment shall be made which decreases the Exchange Ratio or which adversely affects the rights of the Company's stockholders hereunder in any material respect without the approval of the stockholders of the Company that beneficially own a majority of the shares of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Sub may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.01 Survival of Representations and Warranties. The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     Section 8.02 Entire Agreement; Assignment. Except for the Confidentiality Agreement and the Company Disclosure Letter and the Parent Disclosure Letter, this Agreement together with the other Transaction Documents (a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Parent or Sub may assign any of its rights and obligations to any wholly-owned direct subsidiary of Parent incorporated in Delaware, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

     Section 8.03 Enforcement of the Agreement; Jurisdiction. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

     (b) The parties hereto consent and agree that the state or federal courts located in Delaware shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Agreement or to any matter arising out of or related to this Agreement and each party hereto waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

     Section 8.04 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 8.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by facsimile transmission with confirmation of receipt, three Business Days following deposit in the Untied States mails, by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to Parent or Sub:

     Paragon Health Network, Inc.
     One Ravinia Drive, Suite 1500
     Atlanta, Georgia  30346
     Attention:  General Counsel
     Fax No.: (770) 677-7902

     with a copy to:

     Powell, Goldstein, Frazer & Murphy LLP
     Sixteenth Floor
     191 Peachtree Street N.E.
     Atlanta, Georgia 30303-1740
     Attention: Rick Miller
     Fax No.: (404) 572-6999

          and

     Sidley & Austin
     555 West Fifth Street, Suite 4000
     Los Angeles, California 90013
     Attention: Robert W. Kadlec
     Fax No.: (213) 896-6600

     If to the Company:

     Mariner Health Group, Inc.
     125 Eugene O'Neill Drive
     New London, Connecticut 06320
     Attention: General Counsel
     Fax No.  : (860) 701-2201
              -

     with a copy to:

     Testa, Hurwitz & Thibeault, LLP
     125 High Street
     High Street Tower
     Boston, Massachusetts 02110
     Attention:  Mark H. Burnett
     Fax No.: (617) 248-7100

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     Section 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     Section 8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 2.10, 2.11, 5.06 and 5.07 (which are intended to be for the benefit of the persons referred to therein, and may be enforced by such persons).

     Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 8.10 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 8.11 Press Releases. Subject to the proviso to this sentence, Parent, Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to the rules of The New York Stock Exchange, Inc., the Nasdaq National Market and any other appropriate exchange.

     Section 8.12 Obligation of the Parent. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

     Section 8.13 Facsimile Signatures. A facsimile of this Agreement containing signatures of all the parties hereto shall constitute an original document for all purposes.



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                                      -41-

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized.

                           PARAGON HEALTH NETWORK, INC.



                           By:   /s/ KEITH B. PITTS
                                 -----------------------------------------------
                           Its:  Chairman, President & Chief Executive Officer


                           PARAGON ACQUISITION SUB, INC.



                           By:   /s/ KEITH B. PITTS
                                 -----------------------------------------------
                           Its:  President


                           MARINER HEALTH GROUP, INC.



                           By:   /s/ ARTHUR W. STRATTON, JR., M.D.
                                 -----------------------------------------------
                           Its:  Chairman, President & Chief Executive Officer


                                      -42-